UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☑

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☑  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
Pershing Square Comments on
Target’s Objection to Universal Ballot Proposal
New York — Pershing Square Capital Management, L.P., and Professor Ronald J. Gilson, who has been nominated by Pershing Square to serve as an independent director of Target Corporation (NYSE: TGT), expressed disappointment with Target’s response to Professor Gilson’s letter seeking the use of a universal proxy card, naming both Target’s and Pershing Square’s nominees, for use in connection with Target’s upcoming Annual Meeting of Shareholders.
“Rather than causing confusion, the proposal would eliminate confusion by giving shareholders something they would otherwise lack — the simple chance to choose the best among all of the candidates, rather than between two slates of candidates.” commented Professor Gilson. Pershing Square believes that the adoption by both Target and Pershing Square of a universal proxy card would reflect best-in-class corporate governance, and would result in the most qualified directors being elected, regardless of which proxy card a shareholder returned.
On the universal proxy card proposal, Bill Ackman of Pershing Square said, “it’s important for shareholders to have a choice so that they can vote for whichever candidates they prefer, regardless of which proxy card they submit. Pershing Square wants to provide shareholders with that freedom of choice. We are hoping Target will as well.”
Because proxy cards have not yet been mailed, and because new proxy cards are easy to print from the company’s or Pershing Square’s website, Pershing Square does not believe that adopting a universal proxy card would add any material expense to the proxy contest. Pershing Square also noted that it would be willing to bear the additional printing costs of the universal proxy cards.
Furthermore, Target’s public explanation for its refusal to use a universal proxy card does not address why Target would not permit its nominees to be named on Pershing Square’s Gold proxy card. Indeed, based on the timing of Target’s public response, Pershing Square questions how the matter could have been raised with its Board of Directors and whether Target’s nominees were given the opportunity to consent to being named on a universal proxy card or Pershing Square’s Gold proxy card.
Pershing Square requests Target’s nominees for permission to be included on the Gold proxy card in the event that the company will not consent to a universal proxy card.
About Pershing Square Capital Management, L.P.
Pershing Square Capital Management, L.P., based in New York City, is a SEC registered investment advisor to private investment funds. Pershing Square manages funds that are in the business of trading — buying and selling — securities and other financial instruments. Funds managed by Pershing Square have long positions in stock, options and other financial instruments tied to the performance of Target Corporation’s stock. Pershing Square has and in the future may increase, decrease, dispose of, or change the form of its investment in Target Corporation for any or no reason.
Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on April 6, 2009. Prior to the 2009 Annual Meeting of Shareholders, Pershing Square will furnish a definitive proxy statement to shareholders of Target, together with a GOLD proxy card. SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of the preliminary proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by Pershing Square with the SEC in connection with the 2009 Annual Meeting of Shareholders at no charge on the SEC’s website at http://www.sec.gov. In addition, shareholders will also be able to obtain free copies of the definitive proxy statement and other relevant documents by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1-800-290-6427 when they become available.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s preliminary proxy statement for the 2009 Annual Meeting of Shareholders.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements. All statements contained in this filing that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this press release.
Contact:
Pershing Square Capital Management, L.P.
              William A. Ackman, 212-813-3700